UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

SMART MOVE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32951	54-2189769
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5990 Greenwood Plaza Blvd. #390 Greenwood Village, CO	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 488-0204

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Notification of Removal from Listing.

February 9, 2009, the Board of Directors of Smart Move, Inc. approved the filing of form 25 for the removal of Smart Move, Inc, common stock and warrants from trading on the NYSE Alternext (“Alternext”) exchange. In conjunction with the Company’s voluntary withdrawal from the Alternext, the Company is filing form 25. The Company’s securities will continue to trade on the Alternext for approximately 10 days. Following the effectiveness of the removal from listing of the Company’s common stock from the Alternext, the Company cannot make any assurances that there will be a market maker for the Company’s common stock or that the Company’s common stock will be traded on any market. We currently expect that the Company’s common stock may be quoted in the National Daily Quotation Sheets, commonly referred to as the “pink sheets, “published by the National Quotation Bureau LLC or traded over the counter on the Bulletin Board.

Smart Move anticipates that following delisting its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in Smart Move’s common stock. However, Smart Move cannot guarantee that trading in its common stock will continue in the Pink Sheets or in any other forum. Information about the Pink Sheets can be accessed via the Internet at www.pinksheets.com.

Item 9.01 Financial Statements and Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2009

SMART MOVE, INC.

By: /s/ Edward Johnson
Edward Johnson, Chief Financial Officer